Exhibit 5.2

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the "Agreement"), dated November 3, 2013 is entered into by and between GrowLife, Inc., a Delaware corporation (the "Company"), and John Genesi, an individual ("Executive"). Company and Executive may be referred to herein individually as a "Party" or collectively as the "Parties."

POSITION AND RESPONSIBILITIES

a.        Position Executive has served since November 2012 as Chief Financial Officer. Company desires to continue to employ Executive to render services to the Company in the position of Chief Financial Officer. Executive shall perform such duties and responsibilities as are normally related to such positions in accordance with the standards of the industry and any additional duties now or hereafter assigned to Executive by the Company, including, but not limited to, the duties listed in Exhibit "A" attached hereto and incorporated by reference herein. Executive shall abide by the rules, regulations, and practices as adopted or modified from time to time in the Company's sole discretion.

b.        No Conflict Executive represents and warrants that Executive's execution of this Agreement, Executive's employment with the Company, and the performance of Executive's proposed duties under this Agreement shall not violate any obligations the Executive may have to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.

COMPENSATION AND BENEFITS

a.        Compensation In consideration of the services to be rendered under this Agreement in the position of Chief Financial Officer, the Company shall pay Executive the initial compensation of One Hundred Thousand Dollars ($100,000.00) per year. Executive's Compensation will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees and may be adjusted in the sole discretion of the Company.

b.        Benefits Executive shall be eligible to participate in the benefits made generally available by the Company to similarly situated Executives, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company's sole discretion.

   c.        Bonuses Executive shall be eligible to receive bonuses made generally available by the Company to similarly situated Executives.

d.        Expenses The Company shall reimburse Executive for reasonable business expenses incurred in the performance of Executive's duties hereunder in accordance with the Company's expense reimbursement guidelines.

e.       Stock Options  Executive shall receive, upon approval by the Company's Board of  Directors, non-qualified options under the Plan to purchase 10,000,000 shares of the Company's common stock, at a per share exercise price equal to the fair market value of one share of the Company's common stock on the date of grant, vesting in twenty-four (24) equal monthly installments on the last day of each month commencing from and after October 31, 2013, such options shall include a cashless exercise feature.

Except as provided herein, the terms of the options shall be as provided in the Plan and in the Company's standard form of stock option agreement for non-qualified options including cashless exercise. In the event that the Company Board of Directors determines to accept any offers that would when executed result in a change of control transaction involving more than 50% of the issued shares of Company, then vesting of non-qualified options to Executive shall be accelerated, at the election in writing by the Executive, to the date on which the Company Board of Directors determined to accept such offer.

TERM OF EMPLOYMENT; TERMINATION BY COMPANY

a.        Employment Term The employment of Executive shall be for a period of three (3) years and may be terminated at any time for any reason or no reason by the Company or Executive upon thirty (30) days' written notice. Either Party hereto shall have the right to terminate this Agreement without notice in the event of the death, bankruptcy, insolvency, or assignment for the benefit of creditors of the other Party.

b.        Severance Except in situations where the employment of Executive is terminated For Cause, By Death or By Disability (as defined in Section 4 below), in the event that the Company terminates the employment of Executive at any time, Executive will be eligible to immediately receive all remaining compensation due under the Agreement. This calculation will be based on the then-current Base Salary of the Executive and the amount of days remaining in the Employment Tenn. Executive shall also immediately receive the issuance of two and one-half percent (2.5%) of the Company's common stock on a fully diluted basis, giving effect to the issuance. Executive shall not be entitled to any severance payments if Executive's employment is terminated For Cause, By Death or By Disability (as defined in Section 4 below) or if Executive's employment is terminated by Executive (in accordance with Section 5 below).

OTHER TERMINATIONS BY COMPANY

       a. Termination for Cause For purposes of this Agreement, "For Cause" shall mean: (i) Executive commits a crime involving dishonesty, breach of trust, or physical harm to any person; or (ii) Executive willfully engages in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement. The Company may terminate Executive's employment For Cause at any time, without any advance notice. The Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination, subject to any other rights or remedies of Employer under law; and thereafter all obligations of the Company under this Agreement shall cease.

   b.        By Death Executive's employment shall terminate automatically upon Executive's death. The Company shall pay to Executive's beneficiaries or estate, as appropriate, any compensation then due and owing. Thereafter all obligations of the Company under this Agreement shall cease. Nothing in this Section shall affect any entitlement of Executive's heirs or devisees to the benefits of any life insurance plan or other applicable benefits.

c.        By Disability If Executive becomes eligible for the Company's long term disability benefits or if, in the sole opinion of the Company, Executive is unable to carry out the responsibilities and functions of the position held by Executive by reason of any physical or mental impairment for more than ninety (90) consecutive days or more than one hundred and twenty (120) days in any twelve (12) month period, then, to the extent permitted by law, the Company may terminate Executive's employment. The Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination, and thereafter all obligations of the Company under this Agreement shall cease. Nothing in this Section shall affect Executive's rights under any disability plan in which Executive is a participant.

TERMINATION B Y EXECUTIVE

a. Termination by Executive Executive may terminate employment with the Company at any time for any reason or no reason at all, upon thirty (30) days' advance written notice. During such notice period Executive shall continue to diligently perform all of Executive's duties hereunder. The Company shall have the option, in its sole discretion, to make Executive's termination effective at any time prior to the end of such notice period as long as the Company pays Executive all compensation to which Executive is entitled up through the last day of the thirty-day notice period. Thereafter all obligations of the Company shall cease.

TERMINATION OBLIGATIONS

a.       Return of Property Executive agrees that all property (including without limitation all electronic devices, equipment, tangible proprietary infom1ation, documents, records, notes, contracts and computer-generated materials) which was   furnished, created, or prepared incidentally to Executive's employment belongs to the Company and shall be promptly returned to the Company upon termination of Executive's employment.

b.                  Resignation and Cooperation Upon termination of Executive’s employment, Executive shall be deemed to have resigned from all   offices and directorships then held with the Company. Following any termination of employment, Executive shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees. Executive shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Executive's employment by the Company.

CONFIDENTIALITY; PROHIBITION ON THIRD PARTY INFORMATION

a.        Confidentiality Executive acknowledges that Executive will have access to proprietary information regarding the business operations of the Company and agrees to keep all such information secret and confidential and not to use or disclose any such information to any individual or organization without the Company's prior written consent. It is hereby agreed that from time to time Executive and the Company may designate certain disclosed information as confidential for purposes of this Agreement.

b.        Non-Disclosure of Third Party Information Executive represents and warrants and covenants that Executive shall not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others at any time, including but not limited to ai1y proprietary information or trade secrets of any former employer, if any; and Executive acknowledges and agrees that any violation of this provision shall be grounds for Executive's immediate termination and could subject Executive to substantial civil liabilities and criminal penalties. Executive further specifically and expressly acknowledges that no officer or other employee or representative of the Company has requested or instructed Executive to disclose or use any such third party proprietary information or trade secrets.

GOVERNING LAW; ARBITRATION

This Agreement shall be governed by and construed in accordance with the laws of the State of California. In the event of a dispute related to or arising from the terms of this Agreement: (i) such dispute shall be resolved before JAMS in Los Angeles County, California and (ii) the prevailing Party shall be entitled to all attorneys' fees and costs.

AMENDMENTS; WAIVERS; REMEDIES

This Agreement may not be amended or waived except by a writing signed by Executive and by a duly authorized representative of the Company other than Executive. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a Party herein shall be cumulative and in addition to all other rights and remedies of the Party hereunder or under applicable law.

ASSIGNMENT; BINDING EFFECT

a.        Assignment The performance of Executive is personal hereunder, and Executive agrees that Executive shall have no right to assign, and shall not assign or purport to assign, any rights or obligations under this Agreement.  This Agreement may be assigned or transferred by the Company; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.

b.        Binding Effect Subject to the foregoing restriction on assignment by Executive, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of Executive.

NOTICES

   ALL NOTICES OR OTHER COMMUNICATIONS REQUIRED OR PERMITTED HEREUNDER SHALL BE MADE IN WRITING AND SHALL BE DEEMED TO HAVE BEEN DULY GIVEN IF DELIVERED: (A) BY HAND; (B) BY A NATIONALLY RECOGNIZED OVERNIGHT COURIER  SERVICE; OR (C) BY UNITED STATES FIRST CLASS REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE PRINCIPAL ADDRESS OF THE OTHER PARTY. THE DAT E OF NOTICE SHALL BE DEEMED TO BE THE EARLIER OF: (I) ACTUAL RECEIPT OF NOTICE BY ANY PERMITTED MEANS, OR (II) FIVE BUSINESS DAYS FOLLOWING DISPATCH BY OVERNIGHT DELIVERY SERVICE OR THE UNITED STATES MAIL. EXECUTIVE SHALL BE OBLIGATED TO NOTIFY THE COMPANY IN WRITlNG OF ANY CHANGE IN EXECUTIVE’S ADDRESS.

SEVERABILITY

If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision  shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

TAXES

All amounts paid under this Agreement (including without limitation Initial Compensation and Severance) shall be paid less all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction.

INTERPRETATION

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any Party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement.  Whenever the context requires, references to the singular shall include the plural and the plural the singular.

OBLIGATIONS SURVIVE TERMINATION OF EMPLOYMENT

EXECUTIVE AGREES THAT ANY AND ALL OF EXECUTIVE'S OBLIGATIONS UNDER THIS AGREEMENT SHALL SURVIVE THE TERMINATION OF EMPLOYMENT AND THE TERMINATION OF THIS AGREEMENT.

COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

AUTHORITY

Each Party represents and warrants that such Party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder and that this Agreement constitutes the valid and legally binding agreement and obligation of such Party and is enforceable in accordance with its terms.

ENTIRE AGREEMENT

THIS AGREEMENT IS INTENDED TO BE THE FINAL, COMPLETE, AND EXCLUSIVE STATEMENT OF THE TERMS OF EXECUTIVE 'S EMPLOY MENT BY THE COMPANY AND MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR OR CONTEMPORANEOUS STATEMENTS OR AGREEMENTS. TO THE EXTENT THAT THE PRACTICES, POLICIES OR PROCEDURES OF THE COMPANY, NOW OR IN THE FUTURE, APPLY TO EXECUTIVE AND ARE INCONSISTENT WITH THE TERMS OF THIS AGREEMENT, THE PROVISIONS OF THIS AGREEMENT SHALL CONTROL

EXECUTIVE ACKNOWLEDGEMENT

EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT EXECUTIVE HAS READ AND UNDERSTANDS THE AGREEMENT, THAT EXECUTIVE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT EXECUTIVE HAS ENTERED INTO IT FREELY BASED ON EXECUTIVE'S O\VN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written hereof.

GROWLIFE, INC.:

BY: /s/ Sterling Scott

NAME: Sterling Scott

TITLE: CEO

EXECUTIVE:

/s/ John Genesi
John Genesi